Exhibit 10.2

BURLINGTON NORTHERN SANTA FE CORPORATION
SUPPLEMENTAL INVESTMENT AND RETIREMENT PLAN
Amended and Restated April 24, 2008, effective as of January 1, 2005

ARTICLE I - GENERAL

           Section 1.1  Establishment of Plan and Purpose.  Burlington Northern Santa Fe Corporation, a Delaware Corporation (hereinafter the "Company"), has established the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan (hereinafter the "Plan"), effective January 1, 1997. The Plan is subject to the following:

(a)  The Plan is intended to replace the Burlington Northern Inc. Restoration Plan and the Santa Fe Pacific Corporation Supplemental Retirement and Savings Plan, and both plans were merged into this Plan, provided, however, that any compensation deferred under the terms of a predecessor plan shall be distributed pursuant to the terms of the deferral election made under such plan.

(b)  The purpose of the Plan is to provide certain highly compensated employees of the Company and certain of its Affiliated Companies that adopt the Plan the opportunity to defer the receipt of compensation and to receive additional retirement income.

(c)  This Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (hereinafter the "Code"), or be subject to Parts 2, 3, or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA").

(d)  The Plan as set forth herein shall apply to distributions under the Plan commencing on or after January 1, 2005 (the “Effective Date” of the Plan as set forth herein), excluding payments made before or made after the Effective Date that are part of a series of installment or annuity payments that commenced prior to the Effective Date; provided that payments that commenced prior to the Effective Date will be subject to the applicable provisions of the Plan as in effect prior to the Effective Date.

(e)  It is the intention that all amounts deferred under the Plan will be subject to the provisions of section 409A of the Code and applicable guidance issued thereunder (“Section 409A”), regardless of whether such amounts were deferred (within the meaning of Section 409A) on, prior to, or after January 1, 2005; provided, however, that amounts deferred as of December 31, 2004 with respect to Participants for whom no amounts are deferred after December 31, 2004 are not intended to be subject to the provisions of Section 409A and such amounts shall continue to be subject to the terms and conditions of the Plan as in effect prior to January 1, 2005.

           Section 1.2  Affiliated Companies.  The term "Affiliated Company" shall mean all persons with whom the Company is considered to be a single employer under section 414 (b) of the Code and all persons with whom the Company would be considered a single employer under section 414 (c) of the Code.  The Company and each Affiliated Company which, with the consent of the Chief Executive Officer or Board of Directors of the Company, adopts the Plan are referred to herein collectively as the "Employing Companies" and individually as an "Employing Company".

           Section 1.3  Plan Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Vice President – Human Resources and Medical of the Company (hereinafter the "Administrator").  Any interpretation of the Plan by the Administrator or the Administrator’s delegate and any decision made by the Administrator or the Administrator’s delegate on any other matter within the Administrator’s discretion are final and binding on all persons.  The Administrator shall have discretionary authority to administer, construe and interpret the Plan, to decide all questions including but not limited to eligibility, payment of any benefits hereunder, and to make all other determinations deemed necessary or advisable for the administration of the Plan, provided, however, that any person claiming entitlement to benefits in an amount other than that received shall have the right after review and denial, in whole or in part, of such claim by the Administrator to a review of such denial by the Burlington Northern Santa Fe Employee Benefits Committee (hereinafter the “Committee”).  Such review shall be initiated by the written request therefore by such person filed with the Committee within 60 days after receipt by the person of the denial by the Administrator.

           The Committee shall act with or without a meeting by the vote or concurrence of a majority of its members; but no member of the Committee who is a Participant shall take part in any Committee action or any matter that has particular reference to his own interest hereunder.  The Administrator and the Committee shall discharge their responsibilities hereunder in a uniform and non-discriminatory manner as to all Participants.

           The Administrator and the Committee may from time to time delegate duties to members of the Human Resources Department or other employees of the Company.

           Section 1.4  Non-Alienation.  Benefits payable to any individual under the Plan may not be voluntarily or involuntarily assigned, alienated, pledged or subject to attachment, anticipation, garnishment, levy, execution or other legal or equitable process.

           Section 1.5  Source of Benefits.  The amount of any benefit payable under the Supplemental Plan will be paid in cash from the general assets of the Employers or from one or more trusts, the assets of which are subject to the claims of the Employers' general creditors in the event of bankruptcy or insolvency.  Such amounts payable shall be reflected on the accounting records of the Employers but shall not be construed to create, or require the creation of, a trust, custodial or escrow account.  Nothing contained in this Supplemental Plan and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between an Employer and an employee or any other person.  Neither an employee nor beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor, subject to any preferences provided by federal bankruptcy laws.

           Section 1.6  Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and nothing in the Plan will give any participant the right to be retained in the employ of any Employing Company, nor any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.

           Section 1.7  Notices.  Subject to subsection 4.1, any notice or document required to be given to or filed with an Employing Company, the Company, the Administrator or the Committee shall be considered to be given or filed:

(a)             on the date delivered to the Administrator;  or

(b)             three days after the date sent by certified mail to the Administrator.

           Section 1.8  Applicable Law.  The Plan shall be construed and administered in accordance with the internal laws of the State of Texas.

           Section 1.9  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

           Section 1.10  Plan Year. The Plan Year shall be the calendar year.

ARTICLE II - PARTICIPATION

           Section 2.1  Participation.  As of the Effective Date, the Employing Companies which are authorized to participate in the Plan are BNSF Railway Company, BNSF Logistics, LLC, Los Angeles Junction Railway Company, Meteor Communications Corporation  and Western Fruit Express Company, provided, however, that the Chief Executive Officer of the Company shall have the authority to modify the authorization of an Employing Company to participate in the Plan, including the authority to authorize the participation in the Plan of additional Employing companies.  The class of highly-compensated employees of each Employing Company who shall be eligible for the benefits provided in Article IV below (hereinafter the "Eligible Employees") shall be limited to employees who are members of a select group of management or highly compensated employees within the meaning of Section 401(a)(1) of ERISA and shall consist of those employees in Salary Bands 34 or higher and such employees who are designated to be treated as Employees in Salary Bands 34 or higher for purposes of compensation.  The Chief Executive Officer of the Company shall have the authority to modify the description of the class of employees who shall be eligible to participate in the Plan, including the authority to designate additional employees who shall be eligible to participate in the Plan, provided that participation in the Plan shall at all times be limited to employees who are members of a select group of management or highly compensated employees within the meaning of Section 401(a)(1) of ERISA.  Employees shall be eligible to commence participation in the Plan 30 days after they become members of the class of highly-compensated employees described in the preceding sentence.  If the Company determines that participation by one or more Participants shall cause the Plan as applied to any Employing Company to be subject to Parts 2, 3, or 4 of Title I of ERISA, the entire interest of such Participant or Participants under the Plan shall be immediately segregated from the Plan, and such Participant or Participants shall cease to have any interest under this Plan, but such amounts shall continue to be subject to the terms identical to the terms of the Plan (including, without limitation, the provisions of Article VI).

ARTICLE III - VESTING

           Section 3.1  Vesting.  A Participant shall be fully vested in his deferral amounts and earnings at all times and subject to investment gains and losses.  A Participant shall be vested in Employer Matching Contributions in accordance with the vesting schedule set forth in Article 6 of the Burlington Northern Santa Fe Investment and Retirement Plan (the "Investment Plan").

ARTICLE IV - DEFERRALS

           Section 4.1  Deferral Elections.  An Eligible Employee for any Plan Year may elect to defer Eligible Compensation, and thereby become a Participant in the Plan, subject to the following:

           (a)  The Eligible Employee may elect to defer Eligible Compensation with respect to services performed in the calendar year by filing a written Deferral Election Form with the Administrator not later than the last day of the preceding calendar year; provided that (i) such election must be irrevocable not later than the last day of such preceding calendar year; (ii) the Committee may establish an earlier deadline for such elections; and (iii) the Deferral Election form, and the filing thereof, shall be subject to such other rules (not inconsistent with the foregoing) as may be established by the Committee.  A Deferral Election Form shall be deemed filed at the time it is received by the Administrator, provided that the election is personally delivered, or is sent by mail, by prepaid overnight courier, or by facsimile.

           (b)  Unless the Compensation and Development Committee of the Board otherwise specifies, a Participant may elect to defer (i) up to 25% of base salary that is not eligible Compensation under the Investment Plan, and (ii) up to 25% of any cash incentive payments that are not eligible Compensation under the Investment Plan.  In addition to the deferral permitted pursuant to the preceding sentence, a Participant may elect to defer the amount that the Participant is prevented from contributing to the Investment Plan by reason of the limitation on before-tax contributions under section 402(g)(1) of the Code (determined without regard to whether the Participant in fact contributed to the Investment Plan the maximum amount permitted by Code section 402(g)).  A Deferral Election form must specify the percentage, if any, which the Participant chooses to defer and authorize his Employing Company to make payroll deductions; provided, however, that the percentage rate of deferral applicable to the Participant’s Salary and applicable to the Participant’s Bonus, respectively, for any year must be at the same rate as the percentage rate applicable to the Participant’s deferral election under the Investment Plan applicable to the Participant’s Salary and Bonus for that year (determined as of the first day of that year), except that with respect to either or both of the Participant’s Salary and Bonus for the year, the Participant may elect that no deferral occur under this Plan.

           (c)  For the first calendar year in which an individual becomes eligible to participate in any of the Plan and the Related Plans, the individual may file an initial Deferral Election Form to participate in this Plan, provided that such election must be made by filing a Deferral Election Form to defer Eligible Compensation within 30 days after the date the individual initially becomes eligible to participate in any of the Related Plans, and may only apply with respect to Eligible Compensation paid with respect to services to be performed after the election is filed.  Where a Deferral Election is made under this paragraph (c) with respect to a bonus, the election may apply to no more than an amount equal to the total amount of the bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.  The term "Related Plan" shall mean any other account balance plan providing for the deferral of compensation at the election of the Participant that is required to be aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2)(A).

           (d)  An employee’s “Eligible Compensation” for any calendar year shall be the sum of:

(i)           The employee’s “Salary” for the year, which is the regular rate of pay specified for his position for the year, including only the total of base salary, sales commissions and similar sales-based cash compensation, and any other amounts specified by the Committee as Salary prior to the beginning of such year.  For purposes of the preceding sentence, base salary scheduled to be paid after the last day of that calendar year solely for services performed during the final payroll period (as defined in Code section 3401(b)) containing the last day of the calendar year is treated as base salary for services performed in the subsequent calendar year in which the payment is made.

(ii)           The employee’s “Bonus” for the year, which is the total of his cash bonuses paid under the Incentive Compensation Plan prior to termination of employment, annual cash performance bonuses paid prior to termination of employment to employees who are assigned to positions which are not eligible for the Incentive Compensation Plan, bonuses which are exchanged for an Exchange Grant under the BNSF Incentive Bonus Stock Program or any similar program maintained by an Affiliated Company and which are payable prior to termination of employment, bonuses which are deferred under the BNSF Senior Management Stock Deferral Plan and which are payable prior to termination of employment, and contributions made under a salary reduction agreement to a qualified cash or deferred arrangement or a cafeteria plan which meets the requirements of Section 125 of the Code and any other amounts specified by the Committee as Bonus prior to the beginning of such year.

“Compensation” shall not include severance benefits, payments for earned but unused vacation, automobile allowances, imputed income under any group term life insurance program, business or moving expense or other reimbursements, fringe benefits or similar items, lump sum payments in lieu of merit increases, payments while on a leave of absence other than for short-term illness, relocation benefits and geographic differentials, the grant of stock and any cash payments relating thereto, the grant or exercise of an option to acquire stock, cash awards in lieu of stock options, and payments made under any company Long-Term Disability Plan paid to a Participant by a Participating Company.

           Section 4.2  Employer Matching Contribution.  Subject to such limitations as the Administrator may from time to time impose, for each Plan Year, a Participant shall be credited with an "Employer Matching Contribution" equal to the amount determined pursuant to paragraph (a) below minus the amount determined pursuant to paragraph (b) below:

           (a)  The amount determined pursuant to this paragraph (a) is equal to the sum of:

(i)  the Deferred Compensation Eligible for Matching for the year multiplied by 50% or such lesser matching rate as may be applicable for the year (if any) under the first paragraph of subsection 4.4 of the Investment Plan with respect to the Participant; plus

(ii)  the Deferred Compensation Eligible for Matching for the year multiplied by the matching rate (if any) applicable for the year under the second paragraph of subsection 4.4 of the Investment Plan with respect to the Participant.

           (b)  The amount determined pursuant to this paragraph (b) is the sum of the amounts credited to the Participant’s Investment Plan Account under the first paragraph and under the second paragraph of subsection 4.4 of the Investment Plan for the year.

A Participant’s “Deferred Compensation Eligible for Matching” for any year is the amount deferred under this Plan for that year, up to 6 percent of the Eligible Compensation (as defined in paragraph 4.1(d) of this Plan).

ARTICLE V - PLAN ACCOUNTING

           Section 5.1  Accounts.  The Administrator shall establish an Account for each Participant who elects to participate in the Plan under subsection 6.4.  Each Account shall be adjusted in accordance with this Article V in a uniform, non-discriminatory manner, as of such periodic "Accounting Dates" as may be determined by the Administrator from time to time (which Accounting Dates shall be not less frequent than quarterly).  As of each Accounting Date, the balance of each Account shall be adjusted as follows:

           (a)  first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

           (b)  then, credit to the Account balance the amount of the compensation to be deferred by the Participant in accordance with the provisions of subsection 4.1 and the amount of Employer Matching Contributions to be credited in accordance with Section 4.2  that have not previously been credited;

           (c)  then, adjust the Account balance for the applicable assumed rate of earnings in accordance with subsection 5.2.

           Section 5.2  Adjustment of Accounts for Earnings.  The amounts credited to a Participant's Account in accordance with subsections 4.1 and 4.2 shall be adjusted as of each Accounting Date to reflect the value of an investment equal to the Participant's Account balance in one or more assumed investments that the Committee offers from time to time, and which the Participant directs the Administrator to use for purposes of adjusting his Account.  Such amount shall be determined without regard to taxes that would be payable with respect to any such assumed investment.  The Committee may eliminate any assumed investment alternative at any time; provided, however, that the Committee may not retroactively eliminate any assumed investment alternative.  To the extent permitted by the Administrator, the Participant may elect to have different portions of his Account balance for any period adjusted on the basis of different assumed investments.  The Account of each Participant shall be credited with the amount deferred by the Participant as of the date on which the amount is communicated to the Plan recordkeeper which shall be as soon as reasonably practicable after the date the compensation would otherwise have been payable to the Participant, or, if such date is not an Accounting Date, as of the first Accounting Date occurring thereafter.  Notwithstanding the election by Participants of certain assumed investments and the adjustment of their Accounts based on such investment decisions, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require that any assets or amounts which are set aside in a trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants.

           Section 5.3  Participant Statements.  At least quarterly, the Administrator shall cause to be furnished to each Participant a statement indicating, on the basis of the latest available information, the status of the Participants' Accounts.

ARTICLE VI - PAYMENT OF DEFERRED AMOUNTS

           Section 6.1  Separation from Service.  Subject to the provisions of subsections 1.5 and 6.4, and such other rules as the Administrator may establish, upon a Participant's death or separation from service, the Participant's entire Account balance, including the Employer's Matching Contribution on amounts deferred prior to the Participant's death or separation date, shall be paid to or on account of the Participant as follows:

           (a)  in a single lump sum payment as soon as practicable after his date of death;

           (b)  in a single lump sum payment which shall be due July 31 of the year following the year in which separation occurs; or

           (c)  if elected by the Participant (i) prior to January 1, 2009, or (ii) within 30 days after the date he becomes eligible to participate in the Plan, in annual installments over a period of five or fewer years, beginning on or about July 31 of the calendar year following the date of his separation from service.

           Section 6.2  Beneficiary Designation.  Each Participant may, from time to time by signing a form furnished by the Administrator, designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits.  A beneficiary designation form will be effective only when the signed form is filed with the Administrator while the Participant is alive.  A beneficiary designation may be revoked or amended only by the completion of a new beneficiary designation form, provided, however, that if a Participant’s spouse is named as such Participant’s beneficiary, and the Participant and such spouse are subsequently divorced, then the designation of the spouse made prior to the divorce shall be null and void. In order to designate a former spouse as a beneficiary, a new beneficiary designation form must be completed. If a deceased Participant failed to designate a beneficiary as provided above, or if the designated beneficiary of a deceased Participant died before him, his benefits shall be paid in accordance with the following order of priority:  (i) to his surviving spouse, if any; (ii) to his surviving children in equal shares; or (iii) the estate of the last to die of the Participant or his designated beneficiary.  The benefits under this Plan which are payable to a beneficiary shall be paid in a lump sum.

    Section 6.3  Withholding for Tax Liability.  The Company may withhold or cause to be withheld from any payment of benefits made pursuant to the Plan any taxes required to be withheld with regard to such payment.

    Section 6.4  Specified Employees.  If a Participant is a "Specified Employee" at the time of his separation from service, payment of the Participant’s Supplemental Plan benefits shall be made to him on the later of the date otherwise scheduled for such payment or the first day of the seventh month following such separation from service; provided that if payment of such benefit is delayed by reason of this subsection 4.1, amounts otherwise due to the Participant prior to the payment date shall be accumulated and paid to him, without interest, on the first day of the seventh month.  “Specified Employee” shall be defined in accordance with Treasury Regulation Section 1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his delegate from time to time.

    Section 6.5  Accelerated Distribution.  If the Plan fails to meet the requirements of Section 409A with respect to any Participant, the Participant will receive a distribution equal to the amount required to be included in income as a result of the failure.

    Section 6.6  Termination of Employment.  A Participant’s “Termination of Employment” (including references to a Participant’s employment termination and terminating employment, as well as references to a Participant’s separation, separation date, and separation from service) shall mean the Participant ceasing to be employed by the Company and the Affiliated Companies, subject to the following:

           (a)  The employment relationship will be deemed to have ended at the time the employee and his employer reasonably anticipate that a level of bona fide services the employee would perform for the Company and the Affiliated Companies after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliated Companies if the employee has performed services for the Company and the Affiliated Companies for less than 36 months).  In the absence of an expectation that the employee will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the employee continuing to be on the Company's and the Affiliated Companies' payroll after such date.

           (b)  The employment relationship will be treated as continuing intact while the employee is on a bona fide leave of absence (determined in accordance with Treasury Regulation Section 1.409A-1(h)).

    Section 6.7  Section 409A.  The Committee may modify the time at which any payment under the Plan will be settled, paid-out, vested or transferred if it determines that such modification may be necessary to avoid acceleration of tax or imposition of penalties under Section 409A.  Regardless of whether the Committee modifies or fails to modify the time at which any such Award is settled, paid-out, vested or transferred, the Participant shall be solely liable for any taxes, including without limitation taxes that may be imposed under Section 409A, penalties and interest incurred by reason of such transfer.

ARTICLE VII - CHANGE IN CONTROL

           Section 7.1  Change in Control.  In the event of a change in control as defined in The Burlington Northern Santa Fe 1999 Stock Incentive Plan, all Accounts shall be fully vested.

           Section 7.2.  Trust.  The Company shall be obligated to transmit funds equal to the outstanding liabilities under this Plan to the Burlington Northern Santa Fe Corporation Amended and Restated Benefits Protection Trust or a successor to such trust (such trust, together with any such successor, referred to as the “Trust”) to the extent required by the provisions of such Trust.

ARTICLE VIII - AMENDMENT OR TERMINATION

           Section 8.1  Amendment or Termination.  This Plan may be amended at any time and from time to time by the Chief Executive Officer of the Company or resolution of the Board of Directors of the Company; provided, however, the Chief Executive Officer of the Company may not amend the Plan in any manner which would make benefit or other changes materially increasing an Employing Company’s liabilities under the Plan, make amendments required by law to be approved by the Board of Directors or a committee thereof, make amendments which change the design of the Plan with respect to the allocation of responsibilities, or make changes affecting the Company’s indemnification obligations.  The Board of Directors of the Company may terminate the Plan at any time without the consent of the participants or beneficiaries.  No amendment or termination shall divest any Participant or beneficiary of the credits to his Account, or any rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment or termination.  Any Employing Company may terminate its participation in the Plan with respect to compensation or with respect to services performed in calendar years after the year in which such termination is adopted.  Upon termination of the Plan as to any Employing Company, the Company may, in its discretion applied in a uniform manner, provide that amounts attributable to that Employing Company shall be distributed in accordance with the provisions of 6.1; and upon termination of the Plan as to all Employing Companies, the Company may, in its sole discretion applied in a uniform manner to all Participants, cause a lump sum payment of all benefits for all Participants to be made as soon as reasonably practicable on the date established for payment under subsection 6.1(b).  Notwithstanding the foregoing, in no event shall any such termination or distribution be made to the extent that it would not satisfy the provisions of Treasury Regulation Section 1.409A-3 (or other applicable provisions of Section 409A).